EXHIBIT 10.1

LIFEWAY FOODS, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 20, 2015, between Lifeway Foods, Inc., an Illinois corporation (the “Company”), and John Waldron (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as the Vice President, Finance of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       POSITION AND DUTIES.

(a)  During the Employment Term (as defined in Section 2 hereof), Executive shall serve as the Vice President, Finance of the Company.  Executive will report to the Chief Executive Officer, Chief Financial Officer and/or Chief Operating Officer of the Company. Executive’s principal place of employment with the Company shall be at the Company’s principal executive offices, provided that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

(b)      During the Employment Term, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company; provided that the foregoing shall not prevent Executive from (i) with prior written notice to the Chief Executive Officer, serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities, individually or in the aggregate, do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

2.   EMPLOYMENT TERM.  The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed for a term commencing as of July 20, 2015 (the “Effective Date”) and continuing until Executive’s employment is terminated in accordance with Section 8 hereof, subject to Section 9 hereof.  The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3.   BASE SALARY.  The Company agrees to pay Executive a base salary at an annual rate of $325,000, payable in accordance with the regular payroll practices of the Company.  Executive’s Base Salary shall be subject to annual review by the Company’s Board of Directors (the “Board”) (or a committee thereof), and may be adjusted from time to time by the Board (or a committee thereof). The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.   ANNUAL BONUS.  During the Employment Term, Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of ten percent (10%) of Executive’s Base Salary (the “Target Bonus”) upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion.  Notwithstanding the foregoing, Executive acknowledges and agrees that the Annual Bonus shall be subject to the terms and conditions set forth in the Company’s annual bonus plan, including, without limitation, if applicable, any terms and conditions relating to United States Internal Revenue Code (“Code”) Section 162(m).  The Annual Bonus, if any, shall be paid to Executive in the year following the year to which such bonus relates, subject to Executive’s continued employment with the Company on the last day of the year to which the bonus relates, subject to Section 9(b).

5.       EQUITY AWARDS.  Executive shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Term for which employees are generally eligible.  The level of Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board (or a committee thereof) from time to time.

6.       EMPLOYEE BENEFITS.

(a)  BENEFIT PLANS.  During the Employment Term, Executive shall be entitled to participate in the employee benefit plans that the Company has adopted or may adopt, maintain or contribute to or for the benefit of its employees, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder.  Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)  VACATIONS.  During the Employment Term, Executive shall be entitled to twenty (20) days of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)  BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all documented ordinary and reasonable out-of-pocket business expenses incurred and paid by Executive during the Employment Term and in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

(d)  LEGAL FEES.  Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $7,500, which shall be paid within sixty (60) days following the Effective Date.

7.        INDEMNIFICATION.  The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the By-Laws and other organizational documents of the Company against and in respect of any and all actions, claims, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company, including advancement of expenses incurred in connection therewith to the extent provided under the By-Laws and other organizational documents of the Company.

8.   TERMINATION.  Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)  DISABILITY.  Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred twenty (120) days (including weekends and holidays) in any 365-day period, as determined by the Board or an executive to which Executive reports.  Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(b)  DEATH.  Automatically upon the date of death of Executive.

(c)  CAUSE.  Immediately upon written notice by the Company to Executive of a termination for Cause.  “Cause” shall mean: (i) Executive’s misconduct in the performance of Executive’s duties; (ii) Executive’s willful failure to follow the lawful directives of the Board or any executive to which Executive reports; (iii) Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) Executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries; (v) Executive’s performance of any act of theft, embezzlement, fraud, dishonesty or misappropriation with respect to the Company or its affiliates; or (vi) Executive’s material breach of this Agreement or any other material agreement with the Company or its affiliates, or Executive’s material violation of the Company’s code of conduct or other written policy, which is not cured (if susceptible to cure) by Executive within thirty (30) days of written notice thereof from the Company.

(d)  WITHOUT CAUSE.  Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability).

(e)  GOOD REASON.  Upon written notice by Executive to the Company of a termination for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company of the occurrence of one of the following: (i) a material diminution in Executive’s Base Salary or Target Bonus percentage, other than pursuant to across-the-board reductions affecting similarly situated employees of the Company; (ii) a material diminution in Executive’s duties, authorities or responsibilities contemplated hereunder (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) the permanent relocation of Executive’s primary work location by more than fifty (50) miles from its then current location; or (iv) the Company materially breaches the terms of this Agreement or any other material agreement with Executive.

Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(f)  WITHOUT GOOD REASON.  Upon ninety (90) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment for any reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

9.   CONSEQUENCES OF TERMINATION.

(a)  DEATH OR DISABILITY.  In the event that Executive’s employment and the Employment Term ends on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 9(a)(i) through 9(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any earned and unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with Section 6(c) hereof;

(iv) any accrued but unused vacation time in accordance with Company policy; and

(v) all other accrued and vested payments and benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit program, in each case, in accordance with their terms (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)     TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  If Executive’s employment is terminated (x) by the Company for Cause, or (y) by Executive without Good Reason, the Company shall pay to Executive the Accrued Benefits, other than the benefit described in Section 9(a)(ii) hereof.

(c)  TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If Executive’s employment by the Company is terminated (x) by the Company other than for Cause, death or Disability, or (y) by Executive with Good Reason, the Company shall pay or provide Executive with the following, subject to the provisions of Section 22 hereof:

(i) the Accrued Benefits; and

(ii) subject to Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, an aggregate amount equal to one half (1/2) of Executive’s annual Base Salary in effect on the date of termination (but not as an employee), paid monthly for a period of six (6) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 22 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

Payments and benefits provided in this Section 9(c) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)  OTHER OBLIGATIONS.  Upon any termination of Executive’s employment with the Company, Executive shall immediately resign, and shall be deemed to have resigned, from any position as an officer, director or fiduciary of any Company-related entity.

(e)  EXCLUSIVE REMEDY.  The amounts payable to Executive following termination of employment and the Employment Term hereunder pursuant to Section 9 hereof shall be in full and complete satisfaction of Executive’s rights under this Agreement that Executive may have in respect of Executive’s employment with the Company or any of its affiliates.

10.    RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company and its affiliates in a form satisfactory to the Company.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

11.     RESTRICTIVE COVENANTS.

(a)     CONFIDENTIALITY.  During the course of Executive’s employment with the Company, Executive will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all clients, subscribers, packaging, data, information, ideas, concepts, discoveries, trade secrets, recipes, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, technology, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.  Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes.  Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was lawfully in Executive’s possession prior to commencing employment with the Company or any of its predecessors, successors or affiliates and not obtained in connection with Executive’s commencement of such employment, or (ii) constitutes industry knowledge or is available, or is made available, to the public other than as a result of a direct or indirect disclosure by Executive.

(b)     NONCOMPETITION.  Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (iv) Executive has received and will receive specialized training from the Company, and (v) Executive has generated and will continue to generate goodwill for the Company in the course of Executive’s employment and service.  Accordingly, in consideration of Executive’s employment with the Company, the severance benefits to which Executive may be entitled to hereunder, and any equity-based incentive award(s) granted to Executive, respectively, Executive hereby acknowledges and agrees that during Executive’s employment and service with the Company and for the twelve (12) month period thereafter, Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competitive Business in the Restricted Area.  “Competitive Business” shall mean any business (i) engaged in competition with the Company, (ii) engaged in any material line of business in which the Company is engaged on the date of Executive’s termination of employment or service, or (iii) engaged in any line of business in which the Company has planned during the Employment Term to be engaged in on or after the date of Executive’s termination of employment or service.  “Restricted Area” shall mean (i) any county, state, or country in which the Company conducts business and (ii) without limiting the foregoing, within fifty (50) miles of any location in which the Company conducts business on the date of Executive’s termination of employment or service.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.  For purposes of this Section 11(b), the “Company” shall mean, collectively, the Company together with its parent companies and its and their direct and indirect subsidiaries.

(c)      NONSOLICITATION; NONINTERFERENCE.

(i) During Executive’s employment and service with the Company and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve (12)-month period immediately prior to the termination of Executive’s employment or service for any reason, a customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.

(ii) During Executive’s employment and service with the Company and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any advisor, consultant, employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  Any person described in this Section 11(c)(ii) shall be deemed covered by this Section while so employed or retained and for a period of twelve (12) months thereafter.

(d)  NONDISPARAGEMENT.  Except in connection with the performance of his duties hereunder, Executive agrees not to make negative comments or otherwise disparage the Company or any of its subsidiaries and affiliates or any of their respective partners, members, officers, directors, employees, shareholders, agents or products.  The Company agrees that the executive officers of the Company as of the date of Executive’s termination of employment and the members of the Board as of the date of termination will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments or otherwise disparage Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) , and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(e)  INVENTIONS.  (i)  Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, recipes, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to Executive’s work with the Company, made or conceived by Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  Executive will, at any time during and subsequent to the Employment Term, and at the Company’s expense, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions.  Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights.  Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii) Executive shall comply with all relevant agreements, policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(iv) The provisions of this Section 11(e) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (A) the invention relates (I) to the business of the Company, or (II) to the Company’s actual or demonstrably anticipated research or development, or (B) the invention results from any work performed by Executive for the Company.

(f)  RETURN OF COMPANY PROPERTY.  On the date of Executive’s termination of employment or service with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all Confidential Information or other property belonging to the Company or any of its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)     REASONABLENESS OF COVENANTS.  In signing this Agreement, Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11.  Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.  Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 11.  Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are independent covenants and shall be in addition to, and shall not supersede or be deemed to be in lieu of, any restrictive covenants set forth in any other agreement between Executive and the Company or its affiliates.

(h)     REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)      TOLLING.  In the event of any violation of the provisions of this Section 11, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)      SURVIVAL OF PROVISIONS.  The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

12.    COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment or service with the Company (collectively, the “Claims”).  Executive agrees to promptly inform the Board if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  Executive also agrees to promptly inform the Board (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Board or the Company’s counsel.

13.    EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.  In the event of a breach by Executive of Section 11 or Section 12 hereof (as determined by the Board in its reasonable, good faith discretion), any severance or other benefits being paid or provided to Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

14.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto.  Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15.    NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Lifeway Foods, Inc.
6431 West Oakton St.
Morton Grove, IL 60053
Attention:  Chief Executive Officer

With a copy (which shall not constitute notice) to:

McDonald Hopkins LLC
300 N. LaSalle Street, Suite 2100
Chicago, IL 60654
Attention:  Rick Kessler

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.     SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.     COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

18.     GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Illinois or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Illinois, the court of the United States of America for the Northern District of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY OR SERVICE TO THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois.

19.     MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof; provided that in the event that Executive becomes a party to any other agreement providing for restrictive covenants similar to Section 11, such agreement shall also apply pursuant to its terms.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

20.     REPRESENTATIONS.  Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impede Executive from performing all of Executive’s duties and obligations hereunder.

21.      RECOUPMENT.  Executive’s rights with respect to any incentive compensation, including, without limitation, the Annual Bonus, shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement applicable to Executive, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission (or any applicable listing exchange).  In addition, notwithstanding anything herein to the contrary, any bonus or incentive or equity-based compensation, or other compensation, payable to Executive pursuant to this Agreement or otherwise shall be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002. For the avoidance of doubt, the enforcement of any of the policies, agreements or arrangements, or the taking of any other action, contemplated by this Section 21 shall not be grounds for Executive to terminate employment for Good Reason hereunder or otherwise.

22.     TAX MATTERS.

(a)  WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)      SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
LIFEWAY FOODS, INC. COMPANY By: /s/ Edward Smolyansky Name: Edward Smolyansky Title: Chief Operating Officer
EXECUTIVE /s/ John Waldron John Waldron

Employment Agreement Signature Page